Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to Registration Statement No. 811-04861 on Form N-1A of our report dated February 19, 2014 relating to the financial statements and financial highlights of VIP Investment Grade Central Fund (the "Fund"), a fund of Fidelity Garrison Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended December 31, 2013, and our report dated August 15, 2014, relating to the financial statements and financial highlights of the Fund, appearing in the Semi-Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the six months ended June 30, 2014. Additonally we consent to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche

Boston, Massachusetts

December 12, 2014